Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

February 20, 2002

MindArrow Systems, Inc.
101 Enterprise, Suite 340
Aliso Viejo, California 92656

Re: Registration of Shares of Common Stock of MindArrow Systems, Inc.

Ladies and Gentlemen:

     At your request, we have examined Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1, File No. 333-52932 (the “Registration Statement”) of MindArrow Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of the offering by selling stockholders (the “Selling Stockholders”), of up to 12,359,998 shares of common stock of the Company, $.001 par value, (the “Common Stock”) as set forth in the Registration Statement, including (i) 5,898,092 shares of Common Stock outstanding as of the date hereof (the “Common Shares”), (ii) 1,885,016 shares of Common Stock issuable upon conversion of 825,473 shares of Series C Preferred stock of the Company (the “Convertible Shares”), (iii) 4,556,890 shares of Common Stock issuable upon exercise of certain warrants (the “Warrants”) listed in the Registration Statement (collectively, the “Warrant Shares”), and (iv) 20,000 shares of Common Stock issuable upon the conversion of a note (the “Convertible Note”) issued to Alignment Capital Co-investment Partners II, LP (the “Convertible Note Shares”).

     In our capacity as your counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. In addition, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have considered necessary for purposes of this opinion.

     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We have also relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on Company records and have assumed the accuracy and completeness thereof.

     On the basis of such examination, our reliance upon the assumptions in this opinion, and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

     1. The Common Shares are validly issued, fully paid and non-assessable.

     2. Upon conversion of the Series C Preferred stock in accordance with the Company’s Restated Certificate of Incorporation, the Convertible Shares issuable upon such conversion will be validly issued, fully paid and non-assessable.

     3. Upon exercise of the Warrants in accordance with their respective terms, the Warrant Shares issuable upon such exercise will be validly issued, fully paid and non-assessable.

     4. Upon conversion of the Convertible Note in accordance with the terms thereof, the Convertible Note Shares will be validly issued, fully paid and non-assessable.

     We express no opinion as to the effect of subsequent issuances of securities of the Company to the extent that such issuances may result in the Company not having enough remaining authorized but unissued shares of Common Stock for the exercise of the Warrants, the conversion of the Series C Preferred stock, and/or the conversion of the Convertible Note. We also advise you that, as a result of the operation of the antidilution provisions of the Series C Preferred stock, the Series C Preferred stock may become convertible into more shares of Common Stock than remain authorized but unissued.

     We hereby consent to the filing of this opinion in the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP